EXHIBIT 99
KIMBERLY-CLARK CORPORATION
                                              P.O. Box 619100
                                              Dallas, Texas  75261-9100

                                              Wendi E. Strong
                                              (214) 281-1481


Kimberly-Clark Announces Gain on Sale of Midwest Express Shares

DALLAS, September 22, 1995--Kimberly-Clark Corporation today announced it expects to report a third-quarter gain of approximately $35 million, or 22 cents per share, on the initial public offering of shares of Midwest Express Holdings, Inc., which will own Midwest Express
Airlines, Inc. and Astral Aviation, Inc. The offering was priced at $18 per share.
     Kimberly-Clark said the gain is based on the sale of 4.5 million shares, or 70 percent, of the common stock. The underwriters have been granted a 30-day option to purchase up to an additional 640,000 shares, or 10 percent, of the outstanding stock at the same price to cover over-allotments. If the option is exercised in full, Kimberly-Clark's gain will increase to approximately $40 million, or 25 cents per share.
     "The offering is part of our strategy of divesting non-core businesses to focus more aggressively on the global expansion of our consumer and paper products," said Wayne R. Sanders, chairman of the board and chief executive officer of Kimberly-Clark. "With this move, Midwest Express becomes a publicly traded company, and Kimberly-Clark remains its largest shareholder."
     Net proceeds from the offering will be used for general corporate purposes. Kimberly-Clark said it expects to release third-quarter earnings on October 23.
     Kimberly-Clark is a manufacturer of household, personal care and health care products, as well as newsprint and premium business, correspondence and specialty papers. Its well-known consumer products include Huggies diapers, Huggies
Pull-Ups training pants, Pull-Ups GoodNites underpants, Huggies baby wipes, Kleenex facial tissue, Kleenex premium bathroom tissue, Kotex and New Freedom feminine care products, Hi-Dri household towels and Depend and Poise incontinence care products.
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